SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ] Definitive  Additional Materials
[ ] Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                              DATA I/O CORPORATION
                (Name of Registrant as Specified In Its Charter)

                                  Same As Above
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee.

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2) or
     Item 22(a)(2) of Schedule 14A.

[  ] $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3).

[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:
     2) Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4) Proposed maximum aggregate value of transaction:
     5) Total fee paid:

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
     2) Form, Schedule or Registration Statement No.:
     3) Filing Party:
     4) Date Filed:

                                                            DATA I/O CORPORATION



                                                                  NOTICE OF 1998

                                                                  ANNUAL MEETING

                                                                             and

                                                                 PROXY STATEMENT

                              DATA I/O CORPORATION


                                                                  March 30, 1998

To Our Shareholders:

     You are cordially invited to attend the 1998 Annual Meeting of Data I/O Corporation, which will be held at the Company's headquarters at 10525 Willows Road N.E., Redmond, Washington 98052. The meeting will begin at 2:00 p.m. Pacific Daylight Time on Tuesday, May 12, 1998. Following the meeting there will be an opportunity to see some of our exciting new products and to tour our factory.

     Many of the Directors and Officers of the Company will be attending and would be pleased to answer any questions you might have either during or after the meeting. We will review the business operations of the Company for 1997 and the first quarter of 1998 and report on our strategic plan for the future. Formal business will include the election of Directors and the consideration of a proposal to amend the Company's 1986 Stock Option Plan.

     Please read the proxy materials carefully. Your vote is important. The Company appreciates your considering and acting on the proposals presented. I am looking forward to seeing you on May 12.


                                             Sincerely,


                                             /s/ Frances M. Conley

                                             Frances M. Conley
                                             Chairman of the Board

                              DATA I/O LOCATION MAP

                              DATA I/O CORPORATION

--------------------------------------------------------------------------------
             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS - May 12, 1998
--------------------------------------------------------------------------------


To The Shareholders of Data I/O Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Data I/O Corporation (the "Company") will be held at 2:00 p.m. Pacific Daylight Time, on Tuesday, May 12, 1998, at the Company's principal offices, 10525 Willows Road N.E., Redmond, Washington 98052, for the following purposes:

     (1)  Election of Directors:

          To elect four directors, each to serve until the next annual meeting of shareholders or until their successors are elected and qualified.

     (2)  Stock Option Plan:

          To consider and vote upon a proposal to amend the Data I/O Corporation 1986 Stock Option Plan, as amended (the "1986 Plan") to increase the number of shares of common stock reserved for issuance under the 1986 Plan by an additional 300,000 shares.

     (3)  Other Business:

          To consider and vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 3, 1998, as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the 1998 Annual Meeting.

                                          By Order of the Board of Directors


                                          /s/ Frances M. Conley

                                          Frances M. Conley
                                          Chairman of the Board


Redmond, Washington
March 30, 1998

--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the meeting in person, we urge you to sign, date and return the accompanying proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly returning a signed and dated proxy card will save the Company the extra expense of additional solicitation. An addressed, postage-paid envelope is provided in order to make certain that your shares will be represented at the Annual Meeting.

--------------------------------------------------------------------------------

                              DATA I/O CORPORATION
                             10525 Willows Road N.E.
                            Redmond, Washington 98052

                              --------------------

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 12, 1998

                           INFORMATION REGARDING PROXY

This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Data I/O Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, May 12, 1998, at 2:00 p.m. Pacific Daylight Time, and at any adjournment thereof. Shareholders of record at the close of business on March 3, 1998 (the "Record Date") are entitled to notice of and to vote at the meeting. Management anticipates that this Proxy Statement and a copy of the Company's 1997 Annual Report to Shareholders first will be sent to shareholders on or about March 30, 1998.

A proxy card is enclosed for your use. YOU ARE REQUESTED ON BEHALF OF THE BOARD OF DIRECTORS TO SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States or Canada.

A proxy in the accompanying form which is properly signed, dated and returned and not revoked will be voted in accordance with the instructions contained therein. To vote on the election of directors, check the appropriate box under Item No. 1 on your proxy card. You may (a) vote for all of the director nominees as a group, (b) withhold authority to vote for all director nominees as a group, or (c) vote for all director nominees as a group except those nominees indicated to the contrary. To vote on the proposed amendment to the Data I/O Corporation 1986 Stock Option Plan, as amended (the "1986 Plan") check the appropriate box under Item No. 2. For Item No. 2 you may (a) vote "FOR" the proposal, (b) vote "AGAINST" the proposal, or (c) "ABSTAIN" from voting on the proposal. Proxies which are returned to the Company without instructions will be voted "FOR" all nominees for the Company's Board of Directors listed in this proxy statement and in the form of proxy and "FOR" approval of the proposed amendment to the 1986 Plan. Any shareholder executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by delivering written notice of revocation to the Secretary of the Company, by executing and delivering to the Company another proxy dated as of a later date or by voting in person at the meeting.

                     VOTING SECURITIES AND PRINCIPAL HOLDERS

The only outstanding voting securities of the Company are shares of common stock (the "Common Stock"). As of the Record Date, there were 7,134,657 shares of Common Stock issued and outstanding, and each such share is entitled to one vote at the 1998 Annual Meeting. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock underlying abstentions and broker non-votes will be considered present at the Annual Meeting for the purpose of calculating a quorum. Under Washington law and the Company's charter documents, if a quorum is present, the four nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast at the Annual Meeting shall be elected Directors. Abstentions and broker non-votes will have no effect on the election of directors. The proposal to amend the 1986 Plan will be approved if the proposal receives the affirmative vote of the holders of a majority of the Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. An abstention from voting on such proposal will have the effect of a vote against the proposal because it is one less vote in favor. Broker non-votes on the proposal will, however, have no effect because such shares are not considered "shares entitled to vote" on the proposal. Proxies and ballots will be received and tabulated by ChaseMellon Shareholder Services, an independent business entity not affiliated with the Company.

The Common Stock is traded in the over-the-counter NASDAQ National Market System under the symbol DAIO. The last sale price for the Common Stock, as reported by NASDAQ on March 3, 1998, was $5.625 per share.

The following table sets forth information with respect to all shareholders as of March 3, 1998, known by the Company to be the beneficial owners of more than five percent of its outstanding Common Stock. Except as noted below, each person or entity has sole voting and investment powers with respect to the shares shown.

                                          Amount & Nature
                                           of Beneficial       Percent of Shares
     Name and Address                       Ownership            Outstanding
     ----------------                       ---------            -----------
     The Killen Group, Inc.                 847,429(1)               12.5%
     1199 Lancaster Avenue
     Berwyn, PA  19312

     Dimensional Fund Advisors, Inc.        475,100(2)                6.8%
     1299 Ocean Avenue - 11th Floor
     Santa Monica, CA  90401

----------
(1) The holding shown is as of February 17, 1998, as reported by The Killen Group, Inc., a registered investment advisor, and by Robert E. Killen, its Chairman, CEO and sole shareholder, on a Schedule 13G filed pursuant to Rule 13d-1 under the Securities Exchange Act of 1934. Said Schedule 13G indicates that the Killen Group holds sole voting power with respect to 298,152 shares and sole dispositive power with respect to 847,429 shares and that Mr. Killen holds sole voting and dispositive power with respect to 2,000 shares.

(2) The holding shown is as of December 31, 1997, as reported by Dimensional Fund Advisors Inc., a registered investment advisor ("Dimensional"), on a
     Schedule 13G filed pursuant to Rule 13d-1(b) or 13d-2 (b) under the Securities Exchange Act of 1934. Said Schedule 13G indicates that one or more affiliates of Dimensional holds sole voting power with respect to 335,200 shares, shared voting power with respect to 139,900 shares and sole dispositive power with respect to 475,100 shares. Dimensional disclaims beneficial ownership of all these shares.

Directors' and Officers' Share Ownership

In 1994 the Company's Board of Directors adopted a policy (the "Ownership Policy") encouraging certain levels of ownership of the Company's Common Stock by all directors and executive officers. The Board of Directors believes that a minimum level of ownership of the Company's Common Stock is necessary to ensure that each director and executive officer is appropriately motivated to improve the long-term value of the Company for the shareholders. Compliance with the Ownership Policy will be reviewed annually and will be considered during the nomination of directors to stand for the next year and the annual performance and salary review for each executive officer.

Each director and executive officer has a period of four years beginning on the later of January 1, 1994, or the date of election to the Board of Directors, for directors, or the date of employment as an officer, for executive officers, to achieve the specified levels of ownership. The levels of ownership specified in the Ownership Policy are the number of shares necessary to have a value greater than or equal to: (i) $100,000 for each director; (ii) two times the current base salary for the President and Chief Executive Officer; and (iii) one times the current base salary for all other executive officers. Each share of stock is valued at the higher of original cost or market for purposes of compliance with the Ownership Policy. The value of shares of stock underlying options is not included in this calculation.

The following chart indicates ownership of the Company's Common Stock by each director of the Company, each executive officer named in the compensation tables appearing later in this Proxy Statement, and by all directors and executive officers as a group, all as of March 3, 1998. The Company is not aware of any family relationships between any director, director nominee or executive officer of the Company.

                                         Amount & Nature of    Percent of Shares
Name                                    Beneficial Ownership      Outstanding
----                                    --------------------      -----------
William C. Erxleben                            385,902(1)           5.4%
Milton F. Zeutschel(2)                         118,112              1.7%
Donald R. Stenquist(2)                         106,838              1.5%
William J. Haydamack(3)                         83,402(4)           1.2%
Frances M. Conley                               13,838              (5)
James J. David                                  12,500(6)           (5)
Alan J. Beauchamp(7)                            10,000(8)           (5)
Edward D. Lazowska                               5,666              (5)
Richard A. Mayes                                 4,428(9)           (5)
Keith L. Barnes                                  3,902              (5)
Paul A. Gary (10)                                    0              (5)
All current directors and
executive officers
as a group (10 persons)                        124,585(11)          1.7%

----------
(1) Includes options to purchase 230,000 shares exercisable within 60 days. Mr. Erxleben resigned from the Company as President and Chief Executive Officer on January 6, 1998, and as a Director on January 14, 1998.

(2)  Resigned as a director in February 1998.

(3) Mr. Haydamack resigned from the Company as Senior Vice President, General Manager, Synario Design Automation Division on November 14, 1997.

(4)  Includes options to purchase 10,000 shares exercisable within 60 days.

(5)  Less than 1 percent each.

(6)  Includes options to purchase 12,500 shares exercisable within 60 days.

(7)  Mr.  Beauchamp  resigned  from the  Company  as Vice  President,  Finance &
     Administration,   Chief  Financial  Officer,  Secretary  and  Treasurer  on
     December 31, 1997.

(8) Includes options to purchase 10,000 shares  exercisable  within 60 days.

(9)  Includes options to purchase 1,500 shares exercisable within 60 days.

(10) Mr. Gary was elected to the Board of Directors of the Company on March 12, 1998.

(11) Includes options to purchase 58,813 shares exercisable within 60 days.

                       PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, four directors will be nominated for election to serve until the next Annual Meeting of Shareholders or until a successor has been qualified and elected. The Board of Directors has unanimously approved the four nominees named below, all of whom are currently members of the Board of Directors. Although the Board of Directors anticipates that all of the nominees will be available to serve as directors of the Company, should any one or more of them not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

At the date of this proxy statement, the Company is engaged in a search for a permanent Chief Executive Officer. It is expected that upon appointment of a new Chief Executive Officer, he or she will be added to the Board of Directors by action of the Board.

RECOMMENDATION: The Board of Directors recommends a vote FOR each of the Director nominees.

Keith L. Barnes, age 46, was elected to the Board of Directors of the Company in December 1996. Since 1991 Mr. Barnes has been the President of Integrated Measurement Systems, Inc. (IMS), a manufacturer of integrated circuit test equipment. Since 1995 he also has been Chief Executive Officer of IMS, and since 1991 has served on its Board of Directors.

Frances M. Conley, age 54, was elected to the Board of Directors of the Company in August 1995 and in January 1998 was named Chairman of the Board. Since 1982 Ms. Conley has been a Principal of Roanoke Capital, Ltd., which is General Partner of Roanoke Investors' Limited Partnership, a venture capital fund that invests in the equities of emerging companies in the Pacific Northwest. Prior to 1982 Ms. Conley was Senior Vice President and Chief Administrative Officer of the Washington Division of Rainier National Bank. Currently, she serves on the board of Cutter & Buck, Inc.

Paul A. Gary, age 57, was elected to the Board of Directors of the Company in March 1998. From 1987 until his retirement in 1996, Mr. Gary worked for AT&T Microelectronics, in Pennsylvania, in various management positions, the last of which was as Vice President of Netcom IC Business unit. From 1981 to 1987 he held management positions with Western Electric Company, including Director of Engineering and Director of Manufacturing. From 1967 to 1981, Mr. Gary worked for Bell Laboratories. Mr. Gary is also a director of TriQuint Semiconductors Inc.

Edward D. Lazowska, age 47, was elected to the Board of Directors of the Company in August 1996. Since 1977 Dr. Lazowska has been a member of the faculty of the University of Washington's Department of Computer Science and Engineering. Since 1993 he has held the position of Professor and Department Chair.

Board and Committee Meetings

The Board of Directors has three standing Committees: the Audit Committee, the Compensation Committee, and the Nominating Committee. Keith L. Barnes, Frances
M. Conley, Edward D. Lazowska, Donald R. Stenquist and Milton F. Zeutschel served as members of each of these Committees during 1997, with the exception of Mr. Zeutschel, who did not serve on the Compensation Committee. Messrs. Stenquist and Zeutschel resigned as directors in February 1998. Membership of each committee is typically determined at the meeting of the Board which follows the Annual Meeting of Shareholders.

The Audit Committee considers and recommends to the Board of Directors the engagement of independent certified public accountants for the ensuing year and the terms of such engagement; reviews the scope of the audit; periodically reviews the Company's program of internal control and audit functions; receives and reviews the reports of the independent accountants; and reviews the annual financial report to the directors and shareholders of the Company. The Audit Committee met six times during fiscal 1997.

The Compensation Committee makes recommendations to the Board of Directors concerning the compensation of the Company's executive officers. The committee administers the Company's management incentive compensation program and its stock option, purchase and appreciation rights plans. The Compensation Committee reviews all employee benefit programs and approves significant changes in major programs and all new programs. The Committee also recommends the establishment of policies dealing with various compensation, pension and profit-sharing plans for the Company and its subsidiaries. The Compensation Committee met six times during fiscal 1997.

The Nominating Committee seeks qualified candidates to serve on the Company's Board of Directors, recommends them for the Board's consideration for election as directors at the Annual Meeting of Shareholders and proposes candidates to fill vacancies on the Board. The Nominating Committee also recommends nominees for the various committees of the Board of Directors. The Nominating Committee will consider written proposals from shareholders for director nominees which are submitted to the Secretary of the Company in accordance with the procedures described below under the caption, "Shareholder Nominations and Proposals for the 1999 Annual Meeting of Shareholders". The Nominating Committee met five times during fiscal 1997.

During the fiscal year ended December 25, 1997, there were ten meetings of the Board of Directors. Each of the incumbent Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served during his or her term of service on the Board.

Compensation Committee Interlocks and Insider Participation

Mr. Zeutschel served as a member of the Compensation Committee from January 1, 1996 to May 14, 1996. Mr. Zeutschel was employed by the Company in various management positions from 1973 to 1981, from June 1990 to April 1991 served as President and Chief Executive Officer of the Company, and again in January and February 1998 he served as Acting Chief Executive Officer of the Company.

Board Compensation

Employee directors do not receive additional compensation for serving on the Board of Directors. Non-employee directors receive an annual retainer under the Company's 1996 Director Fee Plan payable solely in shares of Common Stock. The number of shares payable for a full year of service is determined by dividing $20,000 by the average market price of the Common Stock on the first trading day of the year for which the payment is being made. Shares of Common Stock earned by directors in a particular year are delivered to the directors by February 15 of the following year. Non-employee directors also receive a fee of $1,000, payable in cash, for each board meeting attended. The Company reimburses non-employee directors for actual travel and out-of-pocket expenses incurred in connection with service to the Company.

The following table shows compensation paid by the Company to non-management directors during fiscal year 1997.

                        Cash Compensation            Security Grants
                        -----------------   ------------------------------------
                                                            Number of Securities
                                              Number of     Underlying Options/
Name                     Meeting Fees ($)    Shares (#)(1)       SARs (#)
----                     ----------------    -------------       --------

Keith L. Barnes               10,000            3,902                0
Frances M. Conley              9,000            3,902                0
W. Hunter Simpson(2)           4,000            1,422                0
Edward D. Lazowska            10,000            3,902                0
Donald R. Stenquist(3)        10,000            3,902                0
Milton F. Zeutschel(3)        10,000            3,902                0

----------
(1) Shares of the Company's Common Stock were distributed to the directors in February 1998.

(2)  Mr. Simpson retired from the Board of Directors on May 13, 1997.

(3) Messrs. Stenquist and Zeutschel resigned from the Board of Directors in February 1998.

On January 6, 1998, Ms. Conley was elected Chairman of the Board of the Company. Ms. Conley is compensated $6,000 per month in lieu of her director meeting fees to perform the services of Chairman of the Board during 1998.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports.

To the Company's knowledge, based solely on its review of copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers and directors were complied with during 1997.

                             EXECUTIVE COMPENSATION

Report of Compensation Committee on Annual Compensation

The Compensation Committee of the Board of Directors ("the Committee") is composed entirely of independent outside directors. The Committee is responsible for setting and administering the policies which govern all of the compensation programs of the Company.

The Committee has established a compensation plan for executive officers with three components: annual base salary, annual management incentive compensation and long-term stock options. Each of these components is described below. This executive officer compensation plan is evaluated annually by the Committee by reviewing Data I/O's overall financial performance, individual executive officer performance, and executive officer total compensation compared with other companies within the electronics industry.

Annual Base Salary Structure. The Committee establishes a base salary structure for each executive officer position. This structure defines the minimum, mid-point and maximum salary levels and the relationship of salary to total cash compensation. The Committee reviews the salary structure periodically based on surveys of compensation paid to executives performing similar duties with electronic manufacturing and software companies, located primarily in the United States, with annual revenues between $40 and $150 million. This group was selected as it is believed to be representative of the companies with which the Company competes for key employees.

The Committee's objective is to maintain a salary structure which, when combined with annual incentive compensation, provides the Company's executive officers with total cash compensation which is near the market median for executives with similar responsibilities, experience and ability. In 1997 the executive officer group as a whole received cash compensation which, according to survey data, was below the aggregate median cash compensation paid to officers in similar positions at similar-sized electronics companies.

Management Incentive Compensation Plan ("MICP"). The MICP offers each executive officer a performance-based opportunity to earn additional annual cash compensation in an amount tied to a percentage of the executive officer's base salary. The Committee's objective in setting executive MICP percentages and the formulas for MICP payout is to pay above industry average total compensation for better than industry average historical financial performance and below average compensation for worse than industry average historical performance. The percentages of base salary targeted for MICP payout ("the guidelines") for executives for a given year are established by the Committee no later than January of each year. The 1997 MICP guidelines for executive officers other than the President ranged from 30% to 40%, while the guideline for the President was 50%.

The actual MICP payout to an executive officer in relation to his or her guideline for 1997 was a function of the Company's actual earnings per share(1) compared to a pre-determined target earnings per share. The Committee believes that earnings per share is a key determinant of shareholder value over time. MICP payout to executive officers for 1997 was based entirely on this calculation. Guideline MICP is to be paid to executive officers if the Company achieves its targeted earnings per share.

The MICP for 1997 provided that no officer would receive an MICP payout if the Company did not achieve a minimum threshold earnings level. The maximum payout to executive officers under MICP cannot exceed 200% of guideline at a pre-determined maximum earnings level. The threshold, target, and maximum earnings targets are to be adjusted each year by the Committee based on the Company's potential financial performance. For 1997, the threshold, target and maximum earnings levels for payout under MICP were set at 9 cents, 15 cents and 30 cents per share, respectively. MICP adjusted 1997 earnings per share were 13 cents and resulted in a payout under this plan. See "Summary Annual Compensation Table."

----------
(1) Earnings per share for purposes of MICP is calculated as audited pre-tax income, adjusted for any unplanned business acquisitions, excluding any gains or losses on sales or disposals of assets other than those sold or disposed of in the ordinary course of operations, less taxes at a fixed, pre-determined tax rate, divided by a predetermined annual weighted average shares outstanding. For 1997 the tax rate for MICP purposes was set at 25%.

Stock Option Plan. The Committee approves grants under the 1986 Plan. This is the Company's only long-term incentive plan. The primary purpose of the 1986 Plan is to make a significant element of executive pay a reward for taking actions which maximize shareholder value over time. The Committee grants options based primarily on its perception of the executive's ability to affect future shareholder value and secondarily on the competitive conditions in the market for exceptionally talented executives who typically command compensation packages which include a significant equity incentive. All options granted to the President and Chief Executive Officer and any other executive officer in 1997 were based on these criteria.

In the electronics industry, stock options represent the principal compensation which attracts, retains and motivates exceptional executives. Accordingly, total outstanding options as a percentage of outstanding shares tends to be higher in electronics than in other industries. As of the Record Date, the Company's outstanding options represented approximately 11% of outstanding shares, which the Company believes is below the average within the electronics industry.

Historically, all options granted by the Company have been granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and, accordingly, will only have value if the Company's stock price increases. All options granted in 1997 and prior years become exercisable at a rate of 25% per year, except for a 1993 grant to William C. Erxleben, the former President and Chief Executive Officer, which provided for vesting over a 36-month period, and two performance vesting grants to Mr. Erxleben in 1997 which vested in 1997 upon successful completion of the Chipwriter and Labsite products and the closing of the Reel-Tech Division asset sale. All grants are subject to acceleration of vesting in connection with certain events leading to a change in control of the Company or at any other time at the discretion of the Committee. All options granted to executive officers are issued in tandem with limited stock appreciation rights ("SARs"), which become exercisable only in the event of a change in control of the Company. See "Change in Control Arrangements."

In April 1997, the Compensation Committee authorized the cancellation and regrant at lower exercise prices of most options to purchase the Company's
Common Stock, including those held by Mr. Erxleben and all other executive officers, which had an exercise price at or greater than $6.00 ("Underwater Options"). Following the original grant of these options, the market price of the Company's Common Stock declined so that the exercise prices of the Underwater Options were higher than the market price of the underlying shares. The options granted to employees were designed to provide incentive to the employees to work to achieve long-term success for the Company. The Committee decided to regrant the options at lower exercise prices equal to the then fair market value of the underlying stock because it believed that the decline in the market price of the Company's Common Stock since the date the options were granted frustrated the purpose of the options. The other terms of each regranted option, such as the vesting schedule and expiration date, are identical to those of the Underwater Option which it replaced except that the unvested portion of the new option vests three months later than the replaced option and the vested portion was not exercisable unless the holder continued to be employed by the Company three months after the new grant date. For additional information concerning the number of new options granted to the Chief Executive Officer and other executive officers, see "Ten-Year Option Repricings."

Performance Evaluation. The base salary of each executive officer is reviewed annually by the President and Chief Executive Officer. This is done on the basis of a formal review written by the President, evaluating the executive's prior year performance against documented job responsibilities and specific predetermined annual objectives. In developing executive compensation packages to recommend to the Committee, the President and Chief Executive Officer considers, in addition to each executive's prior year performance, the executive's long-term value to the Company, the executive's pay relative to that for comparable surveyed jobs, the executive's experience and ability relative to executives in similar positions, and the current year increases in executive compensation projected in industry surveys.

The Committee then reviews the President and Chief Executive Officer's recommendations for executive officers' total compensation and makes final decisions on pay for each executive officer based on the President's summary of the performance evaluations and on the other criteria and survey data described above. In this process, the Committee consults extensively with the Company's President and Chief Executive Officer.

The Committee meets annually without the President and Chief Executive Officer to evaluate his performance and to develop a recommendation for his compensation for the coming year. In addition to reviewing the Company's financial performance for the prior year, the Committee reviews compensation surveys for chief executive officers in similar companies and the President and Chief Executive Officer's individual performance, including development and execution of short- and long-term strategic objectives, Company growth in revenue and profitability, and employee morale, the achievement of which is expected to increase shareholder value. The Committee then approves base salary and MICP percentage changes for all executive officers.

The Compensation Committee determined the compensation package, including salary, bonus, stock option grants, and other benefits for William C. Erxleben, President and Chief Executive Officer, until his resignation on January 6, 1998, based on the Committee's perception of his qualifications for the position, his ability to affect future shareholder value, compensation surveys (as noted above under "Annual Base Salary Structure"), and the competitive conditions in the market.

The Company has entered into agreements (the "Severance Agreements") with certain executive officers whereby such individuals will be entitled to receive payments if they are terminated without cause or resign with good reason within specified periods following the occurrence of certain events deemed to involve a change in control of the Company. See "Change in Control Arrangements." Under the Omnibus Budget Reconciliation Act of 1993, the federal income tax deduction for certain types of compensation paid to the chief executive officer and four other most highly compensated executive officers of publicly held companies is limited to $1 million per officer per fiscal year unless such compensation meets certain requirements. The Committee is aware of this limitation and believes that no compensation paid by the Company during 1998 will exceed the $1 million limitation, except possibly a portion of the sums payable pursuant to the Severance Agreements, if paid.


Respectfully submitted,

COMPENSATION COMMITTEE

Frances M. Conley, Chairman

Keith L. Barnes

Edward D. Lazowska


March 30, 1998

                        SUMMARY ANNUAL COMPENSATION TABLE

The following table shows compensation paid by the Company for services rendered during fiscal years 1997, 1996 and 1995 to the Chief Executive Officer and the four other most highly compensated executive officers of the Company at December 25, 1997, whose salary and bonus exceeded $100,000 in 1997.

                                                                                   Long-Term
                                                                                 Compensation
                                                     Annual Compensation            Awards
                                        ----------------------------------------  ----------
                                                                                  Securities
             Name                                                     Other       Underlying        All
             and                                                      Annual      Options/         Other
          Principal                     Salary        Bonus        Compensation     SARs         Compensation
           Position            Year       ($)        ($) (1)           ($)         (#) (2)         ($) (3)
------------------------------------------------------------------------------------------------------------
William C. Erxleben            1997      243,750      106,031            0        170,000(5)       10,225
President/                     1996      225,000            0            0         30,000           8,016
Chief Executive Officer(4)     1995      205,000      134,275            0         85,000          11,256

Alan J. Beauchamp              1997       97,500       29,689            0         30,000         104,601(7)
Vice President Finance &       1996            0            0            0              0               0
Administration/Chief           1995            0            0            0              0               0
Financial Officer, Secretary/
Treasurer(6)

James J. David                 1997      160,000       55,680            0         54,000(9)       13,589
Vice President, Worldwide      1996      101,231            0            0         50,000           4,049
Sales and Marketing(8)         1995            0            0            0              0               0

William J. Haydamack           1997      125,125            0            0              0         159,349(11)
Senior Vice President/         1996      143,000            0            0              0           8,016
General Manager, Synario       1995      143,000       65,566            0         40,000           9,674
Design Automation
Division(10)

Richard A. Mayes               1997      101,067       21,982            0         20,000(14)       5,713
Vice President Strategic       1996       86,083       21,604(13)        0          3,000           4,196
Marketing/Acting Vice          1995            0            0            0              0               0
President Engineering(12)

----------

(1)  For 1995 and 1997 these represent amounts earned under the MICP.

(2) All options granted to executive officers are granted in tandem with an equal number of SARs. SARs are only exercisable upon the occurrence of certain events leading to a change in the control of the Company. See "Change in Control Arrangements."

(3) These amounts represent the Company's contributions to the Company's 401k Plan and its payment of term life insurance premiums on behalf of the executive (see also Footnote 7 and 11).

(4) Mr. Erxleben resigned as President and Chief Executive Officer of the Company on January 6, 1998.

(5) Includes options to purchase 95,000 shares of Common Stock at $5.00 per share granted in February 1997 in place of options to purchase the same number of shares at higher prices.

(6) Mr. Beauchamp was hired in April 1997 and resigned from the Company effective December 31, 1997.

(7) Includes temporary living expenses and related income taxes aggregating $30,459, and a separation payment of $65,000 paid in January 1998.

(8) Mr. David resigned from the Company effective December 31, 1997 and was rehired as President on January 16, 1998.

(9) Includes an option to purchase 50,000 shares of Common Stock at $4.56 per share granted in April 1997 in place of options to purchase the same number of shares at a higher price.

(10) Mr. Haydamack  resigned from the Company effective  November 14, 1997.

(11) Includes accrued vacation pay of $7,062, and separation payment of $143,000.

(12) Mr. Mayes joined the company in February 1996 as Director of Strategic Planning, became Director of Marketing in June of 1996 and was promoted to Vice President of Strategic Marketing and Acting Vice President of Engineering in December 1997.

(13) Represents a guaranteed MICP bonus for 1996.

(14) Includes an option to purchase 3,000 shares of Common Stock at $4.56 per share granted in April 1997 in place of options to purchase the same number of shares at a higher price.

On November 14, 1997, Mr. Haydamack resigned as Senior Vice President and General Manager of the Synario Design Automation Division. In connection with the execution of his Severance Agreement, Mr. Haydamack signed a non-competition agreement, which includes, among other things, a restriction against competing with the Company or soliciting employees from the Company for a one year period following termination. Under the terms of the agreement, Mr. Haydamack will also provide consulting services through December 31, 1998. Mr. Haydamack's unvested options were vested upon his resignation and are exercisable up to ninety days after termination of his consulting agreement or December 31, 1998 whichever comes first. In additions, Mr. Haydamack received a lump sum payment of $143,000.

On January 6, 1998, Mr. Erxleben resigned as President and Chief Executive Officer of the Company. The Company and Mr. Erxleben subsequently entered into an agreement whereby Mr. Erxleben has agreed, among other things, not to compete with the Company and to provide consulting services to the Company for a period of 18 months following his resignation. For this agreement, the Company will pay Mr. Erxleben $250,000 over the 18 month period.

On January 6, 1998, Milton F. Zeutschel, then a board member, was named Acting President and Chief Executive Officer of the Company. On January 16, 1998, James
J. David was named President of the Company and Mr. Zeutschel remained Acting Chief Executive Officer. Mr. Zeutschel resigned as Acting Chief Executive Officer and as a director of the Company on February 23, 1998 for health reasons. Mr. Zeutschel served as Acting President and Acting Chief Executive Officer of the Company without pay.

                             OPTION/SAR GRANTS TABLE
                    Option/SAR Grants in the Last Fiscal Year

                                                                                      Potential Realizable Value
                                Number of      Percent                                at Assumed Annual Rates of
                               Securities      of Total                               Stock Price Appreciation
                               Underlying    Options/SARs   Exercise                      for Option Term (6)
                              Options/SARs    Granted to      or                      --------------------------
                                Granted        Employees   Base Price   Expiration     0%       5%        10%
          Name                 (#)(1)(2)    in Fiscal Year ($/Sh)(3)(4)  Date(5)      ($)      ($)        ($)
----------------------------------------------------------------------------------------------------------------
William C. Erxleben(7)            20,000          3.56%      5.00       02/20/03        0     34,010     77,156
                                  30,000          5.34%      5.00       02/20/03        0     51,014    115,734
                                  15,000          2.67%      5.00       07/23/03        0     25,507     57,867
                                  85,000         15.12%      5.00       08/30/01        0    144,541    327,913
                                  10,000          1.78%      5.00       04/24/02        0     17,005     38,578
                                  10,000          1.78%      5.00       07/23/03        0     17,005     38,578

Alan J. Beauchamp(8)              24,250          4.31%      4.56       03/31/98        0     37,628     85,366
                                   5,750          1.02%      4.81       03/31/98        0      9,411     21,351

James J. David(9)                 50,000          8.90%      4.56       05/14/02        0     77,584    176,012
                                   4,000          0.71%      5.00       07/23/03        0      6,802     15,431

William J. Haydamack(10)               0          0.00%      0.00                       0          0          0

Richard A. Mayes                  15,000          2.67%      6.75       12/10/03        0     34,435     78,121
                                   3,000          0.53%      4.56       02/21/02        0      4,655     10,561
                                   2,000          0.36%      5.00       07/23/03        0      3,401      7,716

--------------------
(1) An equal number of SARs are granted in tandem with options granted to executive officers. SARs are exercisable only upon the occurrence of certain events leading to a change in the control of the Company. See "Change in Control Arrangements."

(2) Includes options to purchase shares of Common Stock at $5.00 per share granted in February and $4.56 per share granted in April 1997 in place of options to purchase the same number of shares at higher prices. See
     "Summary Compensation Table", footnotes 5, 9 and 14. The repricing was offered to most option holders.

(3) Under the terms of the Data I/O Corporation 1986 Stock Option Plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of and reprice outstanding options.

(4) The exercise price may be paid by delivery of already owned shares, subject to certain conditions.

(5) All options granted in 1997 are exercisable commencing twelve months after grant date, with 25% of the shares exercisable at that time and an additional 25% of the shares exercisable on each successive anniversary of the grant date, with full vesting occurring on the fourth anniversary of such date. Options which have been outstanding for at least six months will become exercisable in full upon the occurrence of certain events leading to a change in control of the Company. See "Change in Control Arrangements" below. Options expire six years from the date of grant, subject to earlier termination if the optionee's employment is terminated.

(6) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are calculated based on SEC requirements and do not reflect the Company's estimate of future stock price growth.

(7) Mr. Erxleben resigned from the Company on January 6, 1998. All vested options held by him on January 6, 1998 will terminate on the earlier of (i) the original expiration date, (ii) the effective date of termination of the consulting agreement for cause, or (iii) 90 days after termination of the consulting agreement for any other reason. All other unvested options held by him at January 6, 1998 will continue to vest until June 30, 1999 or the earlier termination of Mr. Erxleben's consulting agreement.

(8) Mr. Beauchamp resigned from the Company on December 31, 1997. The vesting of all options/SARs held by him on December 31, 1997 was accelerated as of that date and all options/SARs held by him are exercisable through March 31, 1998.

(9) Mr. David resigned from the Company on December 31, 1997, and was rehired as President on January 16, 1998. All options/SARs held by him prior to his resignation were regranted under the same terms as of January 16, 1998.

(10) Mr. Haydamack resigned from the Company on November 14, 1997. All vested options held by him as of November 14, 1997 had been exercised as of March 3, 1998. His 10,000 remaining unvested options were vested upon his resignation and are exercisable up to ninety days after termination of his consulting agreement or December 31, 1998 whichever comes first.

                 OPTIONS/SAR EXERCISES AND YEAR-END VALUE TABLE
              Aggregated Options/SAR Exercises in Last Fiscal Year

                                                       # of Securities Underlying         Value of Unexercised
                                                            Options/SARs at              In-the-Money Options/SARs
                                    Shares                  December 25,1997               at December 25, 1997
                                 Acquired on     Value          (#)(2)                         ($)(3)
                                   Exercise    Realized  ---------------------------------------------------------
         Name                        (#)        ($) (1)  Exercisable/Unexercisable     Exercisable/Unexercisable
------------------------------------------------------------------------------------------------------------------
William C. Erxleben(4)                 0           0       227,500 /  92,500               586,170 / 162,890

Alan J. Beauchamp(5)                   0           0             0 /  30,000                     0 / 56,688

James J. David(6)                      0           0        12,500 /  41,500                24,219 / 78,656

William J. Haydamack(7)           60,000     232,031        10,000 /  0                     34,844 / 0

Richard A. Mayes                       0           0         1,500 /  21,500                 2,906 / 7,969

----------
(1) Market value of underlying securities at exercise date, minus the exercise or base price of in-the-money options/SARs.

(2) Future exercisability is subject to vesting and the optionee remaining in the employment of the Company. In addition, all options are granted in tandem with an equal number of SARs. SARs are only exercisable upon the occurrence of certain events leading to a change in the control of the Company. See "Change in Control Arrangements."

(3) This value is calculated assuming the fair market value of the securities underlying the option/SAR at fiscal year end less the exercise or base price multiplied by the number of in-the-money options/SARs held. There is no guarantee that if and when these options are exercised they will have this value.

(4) Mr. Erxleben resigned from the Company on January 6, 1998. All vested options held by him on January 6, 1998 will terminate on the earlier of (i) the original expiration date, (ii) the effective date of termination of the consulting agreement for cause, or (iii) 90 days after termination of the consulting agreement for any other reason. All other unvested options held by him at January 6, 1998 will continue to vest until June 30, 1999 or the earlier termination of Mr. Erxleben's consulting agreement.

(5) Mr. Beauchamp resigned from the Company on December 31, 1997. The vesting of all options/SARs held by him on December 31, 1997 was accelerated as of that date and all options/SARs held by him are exercisable through March 31, 1998.

(6) Mr. David resigned from the Company on December 31, 1997, and was rehired as President on January 16, 1998. All options/SARs held by him prior to his resignation were regranted under the same terms as of January 16, 1998.

(7) Mr. Haydamack resigned from the Company on November 14, 1997. All vested options held by him as of November 14, 1997 had been exercised as of March 3, 1998. His 10,000 remaining unvested options were vested upon his resignation and are exercisable up to ninety days after termination of his consulting agreement or December 31, 1998 whichever comes first.

                           TEN-YEAR OPTION REPRICINGS

The following table contains information about adjustments to the exercise prices of outstanding options held by executive officers in the last ten fiscal years. In 1989, the exercise price of outstanding options was reduced by $4.15 to reflect a $4.15 special dividend that was paid in that year. In 1997, the exercise price for most options priced at $6.00 or more was reduced to reflect the fair market value of the Common Stock on the date of the repricing. All adjustments were done by cancellation of the original options and the grant of new options.

                                            Number of        Market                                  Length of
                                            Securities      Price of      Exercise       New      Original Option
                                            Underlying      Stock at      Price at     Exercise    Term Remaining
                                             Options         Time of       Time of      Price        at Date of
                             Repricing       Repriced       Repricing     Repricing                  Repricing
      Name                     Date            (#)            ($)           ($)          ($)
--------------------------- ------------- --------------- ------------  ------------  ----------- ----------------
Thomas R. Clark                3/9/89        30,000           5.75         6.13          1.98     4 years 363 days
  Former Sr. Vice              3/9/89        10,958           5.75         9.13          4.98     2 years 220 days
  President                    3/9/89        39,042           5.75         9.13          4.98     2 years 220 days

James J. David                4/23/97        50,000           4.56         6.00          4.56     5 years 17 days
  President

Mark L. Edelsward             4/23/97         1,000           4.56         8.50          4.56     4 years 124 days
  Vice President               3/9/89         1,000           5.75         6.13          1.98     4 years 363 days

William C. Erxleben           2/20/97        85,000           5.00         8.50          5.00     4 years 190 days
  Former President, CEO       2/20/97        10,000           5.00         6.13          5.00     5 years 63 days

John J. Hagedorn               3/9/89        15,000           5.75         6.13          1.98     4 years 363 days
  Former Sr. Vice              3/9/89        35,000           5.75         8.00          3.85     4 years 185 days
  President

Richard C. Karr                3/9/89        25,000           5.75         6.13          1.98     4 years 363 days
  Former Vice President        3/9/89        17,100           5.75         8.75          4.60     3 years 281 days

Horst Mader                    3/9/89        20,000           5.75         6.13          1.98     4 years 363 days
  Former Vice President        3/9/89        15,300           5.75         8.75          4.60     3 years 281 days

Joseph H. Matthews             3/9/89        10,000           5.75         6.13          1.98     4 years 363 days
  Former Vice President        3/9/89        36,000           5.75         8.75          4.60     3 years 281 days

Richard A. Mayes              4/23/97         3,000           4.56         6.88          4.56     4 years 305 days
  Vice President

Lawrence L. Mayhew             3/9/89       115,761           5.75         8.75          4.60     3 years 281 days
  Former President, CEO        3/9/89        59,400           5.75         8.75          4.60     3 years 281 days

Maureen L. O'Larey             3/9/89         2,000           5.75         6.13          1.98     4 years 363 days
  Former Vice President        3/9/89         6,358           5.75         8.75          4.60     3 years 281 days

Domenico Picone               4/23/97        15,000           4.56         8.50          4.56     4 years 124 days
  Vice President

James Russell                  3/9/89        10,000           5.75         6.13          1.98     4 years 363 days
  Former Vice President        3/9/89         2,466           5.75         8.75          4.60     3 years 281 days

Susan S. Webber               4/23/97         2,000           4.56         8.50          4.56     4 years 124 days
  Vice President


Shareholder Return Performance Graph

Shown below is a line-graph comparing cumulative total shareholder return on Data I/O Common Stock for each of the last five years against the cumulative total return for the Russell 2000 Index and the S & P High Tech Composite. This cumulative return includes the reinvestment of cash dividends.

                     COMPARATIVE FIVE-YEAR TOTAL RETURNS (1)
        Data I/O Corporation, Russell 2000, and S & P High Tech Composite
              (Performance results as of year end through 12/31/97)

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

--------------------------------------------------------------------------------
                               1992     1993     1994     1995     1996     1997
                               -------------------------------------------------
DAIO                           $100     $ 51     $117     $146     $111     $130
Russell 2000                   $100     $117     $114     $143     $165     $198
S & P High Tech Composite      $100     $121     $139     $199     $280     $352
--------------------------------------------------------------------------------

(1) Assumes $100 invested at the close of trading on December 31, 1992, in Data I/O Common Stock, in the Russell 2000 Index and in the S & P High Tech Composite. Cumulative total return assumes reinvestment of dividends.

Change in Control Arrangements

Options reported in the Option/SAR compensatory tables appearing above have been granted pursuant to the 1986 Plan. Historically most options granted under the 1986 Plan have been granted subject to a vesting schedule of 25% per year. However, the 1986 Plan provides that options which have been outstanding for at least six months will become exercisable in full for the periods indicated: (i) for a period of 45 days beginning on the day on which any person or group (with certain exceptions) becomes the beneficial owner of 25% or more of the combined voting power of the Company's outstanding securities, unless such accumulation is previously approved by a disinterested majority of the plan's administrators;
(ii) beginning on the date that a tender or exchange offer by any person (with certain exceptions) is first published or sent or given, and continuing for so long as such offer remains open, unless, upon consummation thereof, such person would be the beneficial owner of less than 30% of the shares of Common Stock then outstanding, unless such tender offer is approved by a disinterested majority of the Board; or (iii) immediately prior to consummation of (a) any merger, consolidation, reorganization or other transaction pursuant to which persons who hold the outstanding Common Stock immediately prior to the transaction have less than 40% of the combined voting power of the surviving entity; or (b) any sale, lease, exchange or other transfer not in the ordinary course of all or substantially all of the Company's assets. With any of the foregoing transactions, the Company will give each option holder notice 20 days prior to the proposed consummation date and each option holder will then be entitled to exercise their options in full or part at any time prior to consummation of such transaction. A holder's exercise of those options that become vested only as a result of such acceleration will be contingent upon consummation of such transaction.

In 1983 the Company adopted a Stock Appreciation Rights ("SARs") Plan which allows the Board to grant to each director, executive officer or holder of 10% or more of the stock of the Company a SAR with respect to certain options granted to these parties. A SAR has been granted in tandem with each option granted to an officer of the Company. SARs granted prior to February 3, 1993 and which have been held for at least six months are exercisable for a period of 20 days following the occurrence of either of the following events: (i) the first purchase of shares of the Company's Common Stock pursuant to any tender offer or exchange for such shares (other than an offer by the Company); or (ii) approval by the shareholders of the Company of any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than 50% of the outstanding shares of the Company's Common Stock into securities of a third party, or cash, or property, or a combination of any of the foregoing. SARs granted on or after February 3, 1993 and which have been held for at least six months are exercisable for a period of 20 days following the occurrence of either of the following events: (i) the close of business on the day that a tender or exchange offer by any person (with certain exceptions) is first published or sent or given if, upon consummation thereof, such person would be the beneficial owner of 30% or more of the shares of Common Stock then outstanding; or (ii) approval by the shareholders of the Company (or, if later, approval by the shareholders of a third party) of any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than 50% of the outstanding shares of the Company's Common Stock into securities of a third party, or cash, or property, or a combination of any of the foregoing.

The Company entered into severance agreements (the "Severance Agreements") with each of the following executive officers on the following dates: Susan S. Webber, Vice President of Quality, Customer Service and Human Resources in December 1995; Domenico Picone, Vice President of Operations, in January 1997 (collectively the "Officers"). The Severance Agreements generally provide for a lump sum payment to the Officer upon termination of the Officer's employment by the Company without cause or by the Officer for "good reason" (as defined in the Severance Agreements) 90 days prior and within two years for Vice Presidents and three years for the CEO following a change of control of the Company. The amount of the lump sum payment depends on position and is equal to a multiple of the Officer's base salary at the time of termination, plus the average bonus received during the last three full fiscal years the Officer served in his or her present position. The guideline for the multiple for each of the Officers is 3 times for the CEO and 2 times for Vice Presidents. The size of the multiple declines on a straight line basis throughout the specified period for each position, following a change in control, except that the multiple is never less than 0.5. The amount payable under the Severance Agreements is subject to reduction if the aggregate present value of all payments would exceed three times the Officer's "annualized includible compensation," as defined in Section 280G of the Internal Revenue Code, for the Officer's most recent five taxable years.

In connection with execution of the Severance Agreements, the Company required each Officer to sign a confidentiality and non-competition agreement, which includes, among other things, a restriction against competing with the Company or soliciting employees from the Company for a one year period following termination if the Officer receives a payment under a Severance Agreement. On December 10, 1997, the Board approved an extension of the expiration dates of all outstanding Severance Agreements to December 31, 1999. The Board of Directors believes that the terms and conditions of the Severance Agreements are in the best interest of the Company because the Severance Agreements will enable the Officers to continue to focus on activities providing for the maximum long-term value to the Company's shareholders, even when faced with the possible change of control of the Company.

                 PROPOSAL 2: AMENDMENT TO 1986 STOCK OPTION PLAN

At the Annual Meeting, the shareholders of the Company will be asked to approve an amendment to the 1986 Plan, which, if approved, will increase the number of shares of Common Stock available for purchase under the 1986 Plan by 300,000 shares, to an aggregate of 1,430,000 shares. The 1986 Plan was adopted to give the Company greater flexibility in structuring the terms of options granted to employees, and since its adoption all options granted by the Company have been granted under the 1986 Plan. The Board of Directors believes that the 1986 Plan has contributed to strengthening the incentive of participating employees to achieve the objectives of the Company and its shareholders by encouraging employees to acquire a greater proprietary interest in the Company. The Board of Directors believes that additional shares must be reserved for use under the 1986 Plan to enable the Company to attract and retain key employees through the granting of options under the 1986 Plan. The proposed increase in the number of shares reserved under the 1986 Plan is not required or intended to cover awards previously made under the 1986 Plan. As such, no new plan benefits have been granted to date, and future awards under the 1986 Plan are not yet determinable.

The affirmative vote of at least a majority of the shares of Common Stock present in person or represented by proxy at the 1998 Annual Meeting and entitled to vote on the proposal is required for approval of the amendment to the 1986 Plan. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE 1986 PLAN. Unless instructed otherwise, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies in favor of the proposed amendment to the 1986 Plan.

Description of the 1986 Plan

The following description of the 1986 Plan is qualified in its entirety by reference to the full text of such plan, a copy of which may be obtained by shareholders of the Company upon written request directed to the Company's Secretary at the address listed on the first page of this Proxy Statement.

General. The 1986 Plan provides for the grant of incentive stock options ("ISOs") within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options ("NQSOs") to employees of the Company or any related corporation. See "Certain Federal Income Tax Consequences" below for information concerning the tax treatment of ISOs and NQSOs. The 1986 Plan was effective as of December 16, 1986. NQSOs granted under the 1986 Plan may be made from time to time until such time as the Plan is terminated by the Company's Board of Directors in its discretion. In 1996, shareholders approved an increase in the aggregate number of shares available under the 1986 Plan and therefore ISOs can be granted under the 1986 Plan until December 15, 2006.

As of March 3, 1998, options to purchase an aggregate of 660,750 shares of Common Stock were outstanding under the 1986 Plan (net of forfeitures by employees who subsequently terminated their employment with the Company) at exercise prices ranging from $2.625 to $8.500 per share, with a weighted average exercise price of $4.714 per share. At that date, 244,250 shares of Common Stock were available for grant. Options for 46,000 shares were exercised during 1997 under the 1986 Plan, for a net realizable value by optionees of $141,203.

Administration. The 1986 Plan is administered by the Compensation Committee. The Compensation Committee determines the executive officers and key employees to whom options will be granted, the exercise prices, the number of shares covered by each grant and all other terms and conditions of the grants. Under the terms of the 1986 Plan, the Compensation Committee may delegate to the Chief Executive Officer the authority to grant options to employees who are not subject to
Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") with respect to the Common Stock. The exercise price of such options may not be less than the fair market value of the Common Stock on the date of grant. The 1986 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under section 401(a) of the Code.

Grant of Options. The option price of ISOs must be equal to or greater than the fair market value of the Common Stock on the date of grant (110% of the fair market value in the case of employees who own more than 10 of the Common Stock). The option price of NQSOs may be less than the fair market value of the Common Stock on the date of grant.

The 1986 Plan provides that no participant will be granted options to acquire more than 250,000 shares of Common Stock in any fiscal year. This limitation adjusts proportionately in connection with any change in the Company's capitalization. The exercise price of options granted to the highest compensated officers (other than the Chief Executive Officer) may be equal to, less than or greater than the fair market value of the underlying stock on the date of grant. The Company believes that with this provision and other provisions of the 1986 Plan, the options granted under the 1986 Plan will generate "qualified performance-based compensation" within the meaning of section 162(m) of the Code and will therefore not be subject to the $1,000,000 cap on deductibility for federal income tax purposes of certain compensation payments in excess of $1,000,000. The cap on deductibility applies to that portion of compensation under the 1986 Plan in excess of $1,000,000 paid to any one of the Chief Executive Officer or the four other most highly compensated executive officers. See "Certain Federal Income Tax Consequences" below.

Duration. Options may be exercised during varying periods not to exceed ten years from the date of grant (five years in the case of ISOs granted to employees who own more than 10% of the Common Stock). Typically, options granted under the 1986 Plan expire six years from the date of grant.

Exercise of Options. Options may be exercised only while the holder is in the employ of the Company or a subsidiary, within 90 days after the date of termination of employment, or within one year after the death or disability of the holder. During the optionee's lifetime, an option is exercisable only by the optionee. Options are not transferable except upon the death of the optionee or, in the case of NQSOs, pursuant to a "qualified domestic relations" order as defined in Section 414 of the Code or Title I of the Employee Retirement Income Security Act. Terminated or expired options become available for future grants.

Unless otherwise specified at the time of grant, options granted under the 1986 Plan become exercisable with respect to 25%, 50%, 75% and 100% of the shares covered by the option on the first, second, third and fourth anniversaries of the date of grant, respectively. The 1986 Plan authorizes the administrator thereof to accelerate the vesting of any option at any time.

At the date of exercise, the optionee may pay the full option price in cash, in shares of Common Stock previously acquired by the optionee valued at fair market value, or by complying with any other payment mechanism approved by the plan administrator. The use of previously acquired shares to pay the option price enables the optionee to avoid the need to fund the entire purchase with cash.

Change in Control Provision. The 1986 Plan provides that options which have been outstanding for at least six months will become immediately vested and fully exercisable for the periods indicated under the caption "Change in Control Arrangements" above.

Certain Federal Income Tax Consequences. The following summary of federal income tax consequences is based upon existing statutes, regulations, and interpretations thereof. Because the applicable rules are complex and because income tax consequences may vary depending upon the particular circumstances of each optionee, no attempt has been made to outline the tax consequences to any particular optionee. Each optionee should consult his or her own tax advisor concerning federal (and any foreign, state or local) income tax consequences of participation in the 1986 Plan. This proxy does not purport to describe foreign, state or local income tax consequences, which may differ from United States federal income tax consequences.

ISOs granted under the 1986 Plan are intended to constitute "incentive stock options" within the meaning of Section 422 of the Code. ISOs may be granted only to employees of the Company or a subsidiary. An optionee will not have taxable income upon either the grant or exercise of an ISO. However, the excess of the fair market value of the shares purchased upon exercise over the option exercise price (the "Option Spread") will be includable in the optionee's "alternative minimum taxable income" ("AMTI") for purposes of the alternative minimum tax. The Option Spread will generally be measured on the date of exercise and will be includable in AMTI in the year of exercise; special rules regarding the amount and timing of AMTI inclusion may apply for shares subject to a "substantial risk of forfeiture." In addition, special rules apply to the payment of the exercise price with the Company's Common Stock.

If an optionee holds the shares acquired upon exercise of an ISO ("ISO Stock") for at least two years from the date the ISO was granted and for at least one year from the date the ISO was exercised (together the "Holding Period"), any gain from a sale of the ISO Stock, other than to the Company, will generally be taxable as capital gain. If an optionee disposes of ISO Stock before the end of the Holding Period (a "Disqualifying Disposition"), the amount of the Option Spread at the date of exercise (or, if less, the amount of gain realized upon the sale) will be taxed as ordinary income. Such income will be subject to information reporting requirements. Gain from a Disqualifying

Disposition in excess of the amount required to be recognized as ordinary income will generally be capital gain. Special rules may apply regarding the date the Option Spread is measured for ISO Stock purchased subject to a "substantial risk of forfeiture."

An optionee does not have taxable income due to the grant of an NQSO under the 1986 Plan. Upon exercise of the NQSO, the optionee will have taxable ordinary income equal to the Option Spread. The optionee's tax basis in the shares will be equal to the fair market value of such shares on the date of exercise, and the holding period will also begin on that date. Special rules apply to the payment of the NQSO exercise price with the Company's Common Stock. In general, shares acquired by exercise of NQSOs granted under the 1986 Plan will not be subject to a "substantial risk of forfeiture," which includes a right of the Company to repurchase shares at their purchase price and restrictions on sale of the shares to comply with certain requirements for "pooling-of-interests" accounting. If shares are subject to such a restriction and the optionee files an election under Code Section 83(b) ("Section 83(b) Election") within 30 days after the date of purchase, the optionee will generally receive the tax treatment described above. If the shares are subject to a substantial risk of forfeiture and no Section 83(b) Election is filed, the optionee will not be taxable upon exercise, but instead will have ordinary income, on the date the restrictions lapse, in an amount equal to the Option Spread as of the date of lapse; in addition, the optionee's holding period will begin on the date of the lapse.

Regardless of whether the shares are subject to a substantial risk of forfeiture, the amount of ordinary income taxable to an optionee who is an employee at the time of grant will constitute "supplemental wages" subject to withholding of income and employment taxes by the Company.

Upon sale, other than to the Company, of shares acquired under a NQSO, an optionee generally will have a capital gain or loss to the extent of the difference between the sale price and the optionee's tax basis in the shares. Such gain or loss will be "long-term" (maximum rate of 20%) if the optionee has held the shares for more than eighteen months and "mid-term" (maximum rate of 28%) if the optionee has held the shares for more than one year but not more than eighteen months.

If stock is sold to the Company rather than to a third party, the sale may not produce capital gain or loss. A sale of shares to the Company will constitute a redemption of such shares, which could be taxable as a dividend unless the redemption is "not essentially equivalent to a dividend", substantially disproportionate or completely terminates the shareholder's interest in the Company within the meaning of Section 302 of the Code.

Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated executive officers in any year after 1993. Under current regulations, compensation received through the exercise of an option will not be subject to the $1,000,000 limit if the option and the plan meet certain requirements. One such requirement is that the plan must state the maximum number of shares with respect to which options may be granted to any employee during a specified period. Accordingly, the 1986 Plan provides that no participant will be granted options to acquire more than 250,000 shares of Common Stock in any fiscal year. See "Grant of Options" above.

                         INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, upon recommendation of the Company's Audit Committee, engaged Ernst & Young LLP as the Company's principal accounting firm for the audit of the Company's 1997 consolidated financial statements. A representative of Ernst & Young LLP is expected to be in attendance at the Annual Meeting and will be afforded the opportunity to make a statement and respond to appropriate questions.

                                 OTHER BUSINESS

As of the date of this Proxy Statement, the Company is not aware of any other business to be acted upon at the Annual Meeting. If any other business calling for a vote of the stockholders is properly presented at the meeting, the holders of the proxies will vote or refrain from voting in accordance with their best judgment.

                  SHAREHOLDER NOMINATIONS AND PROPOSALS FOR THE
                       1999 ANNUAL MEETING OF SHAREHOLDERS

The Company's bylaws provide that advance notice of nominations for the election of directors at a meeting of shareholders must be delivered to or mailed and received by the Company 90 days prior to the date one year from the date of the immediately preceding Annual Meeting of Shareholders or, in the case of a special meeting of shareholders to elect directors, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders. The Bylaws also provide that advance notice of proposals to be brought before an Annual Meeting by a shareholder must be submitted in writing and delivered to or mailed and received by the Company not later than 90 days prior to the date one year from the date of the immediately preceding Annual Meeting of Shareholders.

Each notice of a nomination or proposal of business must contain, among other things: (i) the name and address of the shareholder who intends to make the nomination or proposal; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to vote at the meeting for the proposal; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder and any material interest of such shareholder in any proposal to be submitted to the meeting; (iv) such other information regarding each nominee or proposal as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (v) with respect to the nominations, the consent of each nominee to serve as a director of the Company if elected.

A copy of the full text of the provisions of the Company's Bylaws dealing with shareholder nominations and proposals is available to shareholders from the Secretary of the Company upon written request.

In order to be included in the Company's proxy statement and form of proxy relating to its 1999 Annual Meeting of Shareholders, shareholder proposals or nominations to be presented at the 1999 Annual Meeting of Shareholders must be received by the Company at its executive offices by November 25, 1998.

                             SOLICITATION OF PROXIES

The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. In addition, the Company may engage an outside proxy solicitation firm to render proxy solicitation services and, if so, will pay a fee for such services. Solicitations of proxies may be made personally, or by mail, telephone, telegraph or messenger. The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All costs of solicitation of proxies will be paid by the Company.

                                          By order of the Board of Directors



                                          /s/ Frances M. Conley

                                          Frances M. Conley
                                          Chairman of the Board

Redmond, Washington
March 30, 1998

--------------------------------------------------------------------------------

PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              DATA I/O CORPORATION

The undersigned hereby appoints Joel S. Hatlen, and Susan S. Webber, and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, as designated below, the number of shares of common stock of Data I/O(R) Corporation that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on May 12, 1998, or at any adjournment thereof. The undersigned directs that this proxy be voted as indicated on the reverse side hereof:

--------------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE:
Please mark comments/address change box on reverse side.








--------------------------------------------------------------------------------

                     (Continued, and to be marked, dated and
                             signed on reverse side)



--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                        Please mark
                                                        your votes as
                                                        indicated in
                                                        this example  |X|

This proxy, when properly executed, will be voted in the manner directed on this proxy card. The Board of Directors recommends a vote FOR all nominees and FOR the proposal to amend the DATA I/O Corporation 1986 Employee Stock Option Plan. If no specification is made, all shares represented by this proxy will be voted FOR all of said nominees and FOR the proposed amendment to the DATA I/O Corporation 1986 Employee Stock Option Plan and will be voted in accordance with the discretion of the proxies on all other matters which may come before the meeting or any adjournment thereof.

1.   Election of Directors

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

Keith L. Barnes
Frances M. Conley
Paul A. Gary
Edward D. Lazowska


FOR all  nominees  listed at left  (except  as marked to the
contrary at left).                                                |_|

WITHHOLD ALL AUTHORITY to vote for all nominees listed at left.   |_|

2. Proposal to amend the Data I/O Corporation 1986 Employee Stock Option Plan as described in the Proxy Statement for the 1998 Annual Meeting.

               FOR |_|         AGAINST |_|       ABSTAIN |_|

3. In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                             COMMENTS/ADDRESS CHANGE
                    Please mark this box if you have written
                  comments/address  change on the reverse side.   |_|


The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.

Signature(s) ________________________________________________Date ______________

NOTE: Please sign exactly as name appears on this proxy. If stock is held jointly, both persons should sign. Persons signing in a representative capacity should give their title.

                              FOLD AND DETACH HERE